UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 30, 2007

VIKING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

134 Flanders Road, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

508 366-3668

 (Registrant’s Telephone Number, Including Area Code)

4350 La Jolla Village Drive, San Diego, CA 92122

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2007, the Board of Directors of Viking Systems, Inc. (the “Company”) elected Richard M Kipperman to the Board of Directors. It was determined by the Board of Directors that Mr. Kipperman would not receive the automatic stock option grant to which a new director would otherwise have been entitled upon his election as a new non-employee director of the Company pursuant to the Company’s 2004 Non-Employee Directors Stock Ownership Plan.

In connection with his appointment to the Board of Directors, Mr. Kipperman was also appointed to serve on the newly created Special Committee of the Board of Directors as its Chairman. As previously reported, the Company requires immediate funding in order to continue its reduced operations. The Company is in discussions regarding funding with certain current investors that have expressed support for the Company’s revised strategic direction and indicated preliminary interest in providing financial support.  The Company has not reached agreement on the amount or the terms of any additional financing and there can be no assurances that agreement with the current investors can be reached to obtain and permit timely funding.  If the Company fails to secure such financing, and related capital restructuring, the Company will consider other options, including legal reorganization protection. The Special Committee has been established to lead these Company initiatives.

Effective upon Mr. Kipperman’s election to the Board of Directors, the Company and Mr. Kipperman entered into a Provisional Director Agreement pursuant to which Mr. Kipperman will be paid $20,000 for services provided from October 30, 2007 to November 30, 2007, after which time he will be paid $400 per hour for services rendered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 2, 2007	VIKING SYSTEMS, INC.

By: /s/ Robert Mathews
Robert Mathews Chief Financial Officer

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